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Exhibit 3.1

Corporations Section P.O. Box 13697 Austin, Texas 78711-3697	Roger Williams Secretary of State

[SEAL]
Office of the Secretary of State

        The undersigned, as Secretary of State of Texas, does hereby certify that the attached is a true and correct copy of each document on file in this office as described below:

STATE NATIONAL BANCSHARES, INC.
Filing Number: 139200600

Restated Articles of Incorporation	June 21, 2005

[SEAL]	In testimony whereof, I have hereunto signed my name officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on July 12, 2005.
/s/ Roger Williams Roger Williams Secretary of State

Come visit us on the internet at http://www.sos.state.tx.us/

Phone: (512) 463-5555	Fax: (512) 463-5709	TTY: 7-1-1
Prepared by: SOS-WEB		Document: 97350460003

FILED In the Office of the Secretary of State of Texas JUN 21 2005 Corporations Section

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
STATE NATIONAL BANCSHARES, INC.

        Pursuant to the provisions of the Texas Business Corporation Act, State National Bancshares, Inc., a Texas corporation (the "Corporation"), hereby adopts these Amended and Restated Articles of Incorporation (the "Restated Articles"), which accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the "Original Articles") and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.

ARTICLE ONE

        The name of the Corporation is State National Bancshares, Inc.

ARTICLE TWO

        The Original Articles of the Corporation are amended by these Restated Articles as follows:

          ARTICLE IV (A) is amended and restated in its entirety to read as set forth in ARTICLE IV of the Restated Articles to (1) increase the number of authorized shares of all classes of stock to 50,000,000 and (2) increase the number of authorized shares of Common Stock to 40,000,000.

ARTICLE THREE

        The date of the adoption of the amendment by the shareholders is May 18, 2005.

ARTICLE FOUR

        The amendment has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Corporation.

ARTICLE FIVE

        The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof as amended as set forth above:

1

RESTATED ARTICLES OF INCORPORATION
OF
STATE NATIONAL BANCSHARES, INC.

ARTICLE I.

        The name of the corporation is State National Bancshares, Inc.

ARTICLE II.

        The period of its duration is perpetual.

ARTICLE III.

        The purpose or purposes for which the corporation is organized are:

  (a)
  To act as a bank holding company.

  (b)
  To buy, sell, lease, and deal in services, personal property, and real property.

  (c)
  To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the corporation.

  (d)
  For any lawful purpose.

        The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation.

ARTICLE IV.

        A.    The corporation is authorized to issue two classes of shares to be designated respectively "preferred" and "common". The total number of shares of all classes of stock which the corporation shall have authority to issue is 50,000,000, consisting of (1) 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and (2) 40,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock"). The consideration for the issuance of the shares shall be paid to or received by the corporation in full before the issuance and shall not be less than the par value per share. The consideration shall be as is permitted by the laws of the State of Texas. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

        B.    The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of a series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

    (i)
    the designation of such series, and the number of shares to constitute such series;

    (ii)
    whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

    (iii)
    the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

    (iv)
    whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other terms and conditions of such redemption;

    (v)
    the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the corporation;

    (vi)
    whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

    (vii)
    whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

    (viii)
    the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

    (ix)
    the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

    (x)
    any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The relative rights and preferences of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding; provided, that all shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Articles of Incorporation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Articles of Incorporation. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

        C.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

ARTICLE V.

        The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE VI.

        Except as may be otherwise provided in the Act, no contract, act or transaction of the corporation with any corporation, person or persons, firm, trust or association, or any other organization shall be affected or invalidated by the fact that any director, officer or shareholder of this corporation is a party to, or is interested in, such contract, act or transaction, or in any way connected with any such person or persons, firm, trust or association, or is a director, officer or shareholder of, or otherwise interested in, any such other corporation, nor shall any duty to pay damages on account to this corporation be imposed upon such director, officer or shareholder of this corporation solely by reason of such fact, regardless of whether the vote, action or presence of any such director, officer or shareholder may be, or may have been, necessary to obligate this corporation on, or in connection with such contract, act or transaction, provided that if such vote, action or presence is, or shall have been, necessary, such interest or connection (other than an interest as a noncontrolling shareholder of any such other corporation) be known or disclosed to the Board of Directors of this corporation.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

ARTICLE VII.

        A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for;

  (a)
  a breach of a director's duty of loyalty to the corporation or its shareholders,

  (b)
  an act or omission not in good faith that constitutes a breach of the duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,

  (c)
  a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or

  (d)
  an act or omission for which the liability of a director is expressly provided for by statute.

If the Texas Civil Statutes are amended after approval by the corporation's shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by law. No repeal or modification of this Article VII by the shareholders shall adversely affect any right or protection of a director or officer of this corporation existing by virtue of this Article VII at the time of such repeal or modification.

ARTICLE VIII.

        (a)   The Corporation shall indemnify and hold harmless any person who was, is, or is threatened to be named a defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines and reasonable expenses (including attorneys' fees) actually incurred; provided that he (i) conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and provided further that (i) he was not found liable on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity; and (ii) he was not found liable to the corporation. A person found liable either to the corporation or on the basis that personal benefit was improperly received by him, may only be indemnified for reasonable expenses (including attorneys' fees) actually incurred by the person in connection with the proceeding, however, if that person was found liable for willful or intentional misconduct in the performance of his duty to the corporation, the corporation shall not indemnify him in any respect. Notwithstanding anything contained in this Article VIII which may be to the contrary, the corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he was wholly successful, on the merits or otherwise, in the defense of the proceeding. The indemnification of directors and officers by the corporation herein provided shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior to the amendment).

        (b)   The expenses of a directors and officers incurred as a party to any threatened pending or completed proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the corporation of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Act and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met those standards.

        (c)   Any director or officer may enforce his rights to indemnification or advance payments for expenses in a suit brought against the corporation if his request for indemnification or advance payments for expenses is wholly or partially refused by the corporation or if there is no determination with respect to such request within 60 days from receipt by the corporation of a written notice from the director or officer for such a determination. If a director or officer is successful in establishing in a suit his entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he shall also be indemnified by the corporation for costs and expenses incurred in such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section (b) of this Article VIII when the required affirmation and undertaking have been received by the corporation) that the claimant has not met the standard of conduct set forth in the Act. Neither the failure of the corporation nor independent legal counsel to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the corporation or by independent legal counsel that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct. In a suit brought by a director or officer to enforce a right under this Section (c) or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section (c) or otherwise, shall be on the corporation.

        (d)   The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these Articles of Incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the Act, as it may be limited by these Articles of Incorporation. The right to indemnification under Section (a) hereof shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.

        (e)   The corporation may purchase and maintain insurance or other arrangement at its expense to protect itself, any director, officer, employee, or agent of the corporation or any person who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, irrespective of whether or not the corporation would have the power to indemnify him against that liability under this Article VIII. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, the corporation may, for the benefit of persons indemnified by the corporation, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained or established within the corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation.

        (f)    The corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of Section (a) hereof, offered or assented to by the opposing party or parties and which is acceptable to the corporation, then notwithstanding any other provision of this Article VIII, the indemnification obligation of the corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

        (g)   The corporation may, but need not, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the Act and of this Article VIII subject to the imposition of such conditions or limitations as the Board of Directors of the corporation may deem necessary or appropriate.

        (h)   The provisions of this Article VIII are valid only to the extent that they are consistent with applicable laws and regulations. The invalidity of any provision of this Article VIII will not affect the validity of the remaining provisions of Article VIII.

ARTICLE IX.

        Any action required by the Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE X.

        The right to accumulate votes in the election of directors and/or cumulative voting by any shareholder is hereby expressly denied.

ARTICLE XI.

        No shareholder of this corporation shall, by reason of his holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.

ARTICLE XII.

        The address of its current registered office is 1205 Broadway Avenue, Lubbock, Texas 79401 and the name of its current registered agent at such address is John C. Sims.

ARTICLE XIII.

        The number of directors shall be fixed by the bylaws of the corporation, and until changed by the bylaws, shall be eight (8); the names and addresses of those who are to serve as directors until the next annual meeting of the shareholders or until their successors are elected and qualified are as follows:

NAME	ADDRESS
Tom C. Nichols	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Don E. Cosby	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
F. James Volk	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Rick Calhoon	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Jack Cardwell	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Gary Fletcher	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Mark G. Merlo	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137
Ben Stribling	4500 Mercantile Plaza, Suite 300 Fort Worth, TX 76137

        The Board of Directors shall have the power to alter, amend or repeal the bylaws of the corporation or to adopt new bylaws.

[Signature Page to Amended and Restated Articles of Incorporation]

        EXECUTED this 17th day of June, 2005.

STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM C. NICHOLS Tom C. Nichols, President and Chief Executive Officer

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  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF STATE NATIONAL BANCSHARES, INC.
ARTICLE ONE
ARTICLE TWO
ARTICLE THREE
ARTICLE FOUR
ARTICLE FIVE
ARTICLE I.
ARTICLE II.
ARTICLE III.
ARTICLE IV.
ARTICLE V.
ARTICLE VI.
ARTICLE VII.
ARTICLE VIII.
ARTICLE IX.
ARTICLE X.
ARTICLE XI.
ARTICLE XII.
ARTICLE XIII.